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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                                (Amendment No. 1)

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) [ ]
Securities Act Rule 802 (Exchange Offering) [X]
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [ ]
Exchange Act Rule 14d-1(c) (Third Party Tender Offer) [ ]
Exchange Act Rule 14e-2(d) (Subject Company Response) [ ]

                               Asda Group Limited
      --------------------------------------------------------------------
                            (Name of Subject Company)

                                 Not applicable
      --------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                England and Wales
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        (Jurisdiction of Subject Company's Incorporation or Organization)

                              Wal-Mart Stores, Inc.
      --------------------------------------------------------------------
                        (Name of Person Furnishing Form)

                   8.375% Notes due 2007 of Asda Group Limited
                  10.875% Notes due 2010 of Asda Group Limited
                   6.625% Notes due 2015 of Asda Group Limited
      --------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                 Not applicable
      --------------------------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

                                Ms. Denise Jagger
                               Asda Group Limited
                                   Asda House
                         Southbank, Great Wilson Street
                          Leeds LS11 5AD United Kingdom
                         Telephone No.: 44-113-243-5435
--------------------------------------------------------------------------------
 (Name, Address (including zip code) and Telephone Number (including area code)
         of Person(s) Authorized to Receive Notices and Communications
                         on Behalf of Subject Company)

                                 January 8, 2003
      --------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)


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                  PART I - Information Sent to Security Holders

This Amendment No. 1 to Form CB is being submitted to furnish, in accordance with Rule 802 of the Securities and Exchange Commission, a Supplement to the Offering Memorandum, as described below, that was furnished with the original Form CB on January 9, 2003.

Item 1.  Home Jurisdiction Documents

         Supplement to the Offering Memorandum dated January 7, 2003, the date of which is January 20, 2003 (the "Supplement"), relating to the exchange offer (the "Exchange Offer") made by Wal-Mart Stores, Inc. ("Wal-Mart") for the 8.375% Notes due 2007, the 10.875% Bonds due 2010 and the 6.625% Notes due 2015 of Asda Group Limited (collectively, the "Asda Debt Securities"), which is a wholly-owned subsidiary of Wal-Mart, is attached to this Form CB as Exhibit I.1.

Item 2.  Informational Legends.

         A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included on the cover page of the Supplement.

        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Not applicable.


                    PART III - CONSENT TO SERVICE OF PROCESS

Not applicable.


                              PART IV - SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                      WAL-MART STORES, INC.



                                      By:     /s/ Thomas M. Schoewe
                                              ----------------------------------
                                      Name:   Thomas M. Schoewe
                                      Title:  Executive Vice President and Chief
                                              Financial Officer
                                      Date:   January 21, 2003